Exhibit 10.8
FIRST AMENDMENT TO EMPLOYMENT LETTER
     This FIRST AMENDMENT TO EMPLOYMENT LETTER (this “First Amendment”) is made and entered into as of December 12, 2008 (“First Amendment”), by and between John Pappas (“Employee”) and Chefs’ Warehouse Holdings, LLC, a Delaware limited liability company (the “CW Holdings”), Dairyland USA Corporation, a New York corporation (“Dairyland”), The Chefs’ Warehouse, LLC, a Delaware limited liability company (“TCW”), The Chefs’ Warehouse West Coast, LLC, as Delaware limited liability company (“West Coast”), Bel Canto Foods, LLC, a New York limited liability company (“Bel Canto”) and JPMorgan Chase & Co., a Delaware Corporation (“JPMorgan” and collectively with CW Holdings, Dairyland, TCW, West Coast and Bel Canto, the “Company”).
RECITALS
WHEREAS, the Company and Employee are parties to that certain Employment Letter, dated as of [INSERT DATE OF ORIGINAL EMPLOYMENT AGREEMENT] (the “Employment Agreement”).
WHEREAS, pursuant to Section 9 of the Employment Agreement, the Company and Employee wish to amend the Employment Agreement by this First Amendment in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this First Amendment hereby agree as follows:
     1. The first sentence of Section 5(c) of the Employment Agreement is hereby amended and restated to read as follows:
"(c) If, during such time as (i) an Event of Noncompliance (as defined in CW Holdings’ Amended and Restated Limited Liability Company Agreement, dated as of July 1, 2005, as amended or otherwise modified from time to time (the “LLC Agreement”)) shall have occurred and (ii) the Class A Directors are entitled to cast five (5) votes with respect to each matter brought before the Board of Directors for approval pursuant to Section 6.1(c)(i) of the LLC Agreement, your employment is terminated by the Board of Directors (without consent of all the Class B Directors (as defined in the LLC Agreement) other than you if you are a Class B Director at such time), the Noncompete Period shall expire as of the date of such termination; provided, that the Company in its sole discretion shall have the option, by delivering written notice to you on or prior to that date of such termination, to extend the Noncompete Period to either the first or second anniversary of such date of termination, in exchange for aggregate payments to you of $500,000 per annum, payable in substantially equal installments on the Company’s regular salary payment dates and commencing on the regular salary payment date that first follows your date of termination (the “Noncompete Payments”).”

     2. A new Section 12 is hereby added to the Employment Agreement to read as follows:
“12. Compliance with 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). The Company shall undertake to administer, interpret and construe the provisions of the Agreement in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A. Notwithstanding any provision in the Agreement to the contrary, if upon Employee’s “separation from service” within the meaning of 409A, Employee is then a “specified employee” (as defined in 409A), then to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, the Company shall defer payment of nonqualified deferred compensation subject to 409A payable as a result of and within six (6) months following such separation from service until the earlier of (i) the first business day of the seventh month following Employee’s separation from service, or (ii) ten (10) days after the Company receives notification of Employee’s death. Any such delayed payments shall be paid without interest. Notwithstanding anything herein to the contrary, any reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.”
     3. Ratification and Incorporation of Employment Agreement. Except as expressly amended hereby, all the terms, conditions and provisions of the Employment Agreement shall remain in full force and effect. This First Amendment shall form a part of the Employment Agreement for all purposes.
     4. Governing Law. This First Amendment shall be governed by, and construed under, the laws of the State of New York, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.
     5. Severability. In case any one or more of the provisions contained in this First Amendment should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     6. Counterparts. This First Amendment may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     7. Section Headings. Headings have been inserted in this First Amendment as a matter of convenience for reference only and such section headings shall not be used in the interpretation of any provision of this First Amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed all as of the day and year first above written.
CHEFS’ WAREHOUSE HOLDINGS, LLC

By: Name:	/s/ Michael DeCata Michael DeCata	Dated: 12/12/08
Title:	President

DAIRYLAND USA CORPORATION

By: Name:	/s/ Michael DeCata	Dated: 12/12/08
Title:

BEL CANTO FOODS, LLC

By: Name:	/s/ Michael DeCata	Dated: 12/12/08
Title:

THE CHEFS’ WAREHOUSE, LLC

By: Name:	/s/ Michael DeCata	Dated: 12/12/08
Title:

THE CHEFS’ WAREHOUSE WEST COAST, LLC

By: Name:	/s/ Michael DeCata	Dated: 12/12/08
Title:

JPMORGAN CHASE & CO.

By: Name:	/s/ Joseph M. Scharfenberger Joseph M. Scharfenberger	Dated: 12/15/08
Title:	Managing Director

	/s/ John Pappas JOHN PAPPAS	Dated: ______

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